EXHIBIT 99.1

Greif Reports First Quarter 2012 Results

DELAWARE, Ohio (Feb. 29, 2012) – Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, today announced results for its first quarter, which ended Jan. 31, 2012. The company reported first quarter net sales of $992.7 million, operating profit of $58.3 million, net income attributable to Greif, Inc. of $23.9 million or $0.41 per diluted Class A share, operating profit before special items of $69.4 million, net income attributable to Greif, Inc. before special items of $31.8 million, or $0.55 per Class A share before special items and EBITDA of $97.2 million.

	September 30,	September 30,
	Quarter ended January 31,
(Dollars in millions, except per share amounts)	2012	2011
Selected Financial Highlights
Net sales	$992.7	$943.8
Operating profit	58.3	68.7
Operating profit before special items	69.4	80.2
Net income attributable to Greif, Inc.	23.9	41.4
Net income attributable to Greif, Inc. before special items	31.8	50.1
Diluted Class A earnings per share	0.41	0.71
Diluted Class A earnings per share before special items	0.55	0.86
EBITDA[1]	97.2	103.7
EBITDA[1] before special items	108.3	115.2
Special items
Restructuring charges	$8.9	$3.0
Acquisition-related costs	2.2	8.5
Total special items	11.1	11.5
Total special items, net of tax	7.9	8.7

	September 30,	September 30,
	Jan. 31, 2012	Oct. 31, 2011
Working capital[2]	$475.1	$375.5
Net working capital[2]	371.1	248.1
Long-term debt	1,388.0	1,345.1
Net debt[3]	1,410.0	1,367.5

David B. Fischer, president and chief executive officer, said, “Continued weakness in the industrial sector and market pressure, especially in Europe, were challenging issues through the first quarter 2012 for the Rigid Industrial Packaging & Services and Flexible Products & Services segments. There are initial signs of improvement in recent sales volumes. Contingency actions that we implemented beginning in the second half of 2011 are helping to mitigate the impact of these market conditions. We remain focused on integrating acquisitions and implementing plans to increase cash flow during 2012.”

Consolidated Results

First Quarter 2012

Net sales were $992.7 million for the first quarter 2012 compared with $943.8 million for the same period in 2011. The 5 percent increase was due to higher sales volumes (3 percent), increased selling prices (4 percent) primarily resulting from the pass-through of higher raw material costs and the negative impact of foreign currency translation (2 percent). The 3 percent increase in sales volumes included a 7 percent increase from acquisitions partially offset by a 4 percent decrease in sales volumes on a same-structure basis. This decrease was due to weak market conditions in the Rigid Industrial Packaging & Services and Flexible Products & Services segments, especially in Europe, compared with a year ago. Sales volumes in the Paper Packaging segment increased by 9 percent during first quarter 2012 compared with the same period last year.

[1]	EBITDA is defined as net income plus interest expense, net plus income tax expense less equity earnings of unconsolidated affiliates, net of tax plus depreciation, depletion and amortization.

[2]	Working capital represents current assets less current liabilities. Net working capital represents working capital less cash and cash equivalents.

[3]	Net debt represents long-term debt plus the current portion of long-term debt plus short-term borrowings less cash and cash equivalents.

Note:	A reconciliation of the differences between all non-GAAP financial measures used in this release with the most directly comparable GAAP financial measures is included in the financial statements that are a part of this release.

Gross profit increased to $178.7 million for the first quarter 2012 compared with $176.1 million for the same period in 2011. Gross profit margin was 18.0 percent for the first quarter 2012 versus 18.7 percent a year ago. The decline in gross profit margin was primarily due to lower volumes and market pressure in the Rigid Industrial Packaging & Services segment, partially offset by higher volumes and lower input costs in the Paper Packaging segment compared with a year ago.

SG&A expenses were $112.6 million for the first quarter 2012 compared with $106.5 million for the first quarter 2011. The $6.1 million increase was primarily due to the inclusion of SG&A expenses for acquired companies and higher professional fees, which were partially offset by a favorable impact of foreign currency translation, and lower acquisition-related costs. Acquisition-related costs of $2.2 million and $8.5 million were included in SG&A expenses for the first quarters of 2012 and 2011, respectively. SG&A expenses were 11.3 percent of net sales for the first quarters of 2012 and 2011. First quarter 2012 restructuring charges were primarily related to the consolidation of operations in the Flexible Products & Services segment due to the ongoing implementation of the Greif Business System and rationalization of operations in Rigid Industrial Packaging & Services Europe.

Operating profit was $58.3 million for the first quarter 2012 compared with $68.7 million for the same period last year due to lower results in Rigid Industrial Packaging & Services Europe and Asia-Pacific, partially offset by improved results in North America both in Rigid Industrial Packaging & Services and Paper Packaging.

Interest expense, net, was $23.7 million for the first quarter 2012 compared with $16.8 million for the first quarter 2011. The increase was primarily due to the higher level of debt outstanding attributable to acquisitions completed during the past year and related working capital requirements.

Income tax expense was $10.2 million for the first quarter 2012 compared with $13.2 million for the same period last year due to a decline in income before income tax expense and equity earnings of unconsolidated affiliates, net of tax, compared with the first quarter 2011. The annual book tax rate was 29.2 percent for the first quarter 2012 compared with 24.6 percent a year ago due to a shift in global earnings mix. The cash tax rate for fiscal 2012 is expected to be approximately 20 percent, which is consistent with the prior year’s rate.

Net income attributable to Greif, Inc. was $23.9 million, or $0.41 per diluted Class A share and $0.61 per diluted Class B share, for the first quarter 2012 compared with net income of $41.4 million, or $0.71 per diluted Class A share and $1.06 per diluted Class B share, for the first quarter 2011.

EBITDA was $97.2 million and $103.7 million for the first quarters 2012 and 2011, respectively. This decrease was primarily due to the same factors that impacted operating profit. Depreciation, depletion and amortization expense was $38.7 million for the first quarter 2012 compared with $33.1 million for the same period last year.

Segment Results

Rigid Industrial Packaging & Services

Net sales increased 8 percent to $703.3 million for the first quarter 2012 compared with $653.9 million for the first quarter 2011. On a same-structure basis, sales volumes declined 6 percent due to market pressure, especially in Europe. Sales volumes benefited from an 11 percent increase due to acquisitions. Average selling prices increased 4 percent for the first quarter 2012 primarily due to the pass-through of higher raw material costs. There was also a negative 2 percent impact of foreign currency translation.

Gross profit was $120.6 million and $121.2 million for the first quarters 2012 and 2011, respectively. Gross profit margin declined to 17.2 percent for the first quarter 2012 from 18.5 percent for the first quarter 2011. The decrease in gross profit margin compared with last year was due to lower volumes and increased market pressure.

Operating profit was $32.8 million for the first quarter 2012 compared with $46.1 million for the same period last year. Solid results in North America were primarily offset by weak results in Europe and Asia. There were $7.3 million of restructuring charges for first quarter 2012, primarily related to contingency actions implemented during the quarter, compared with $2.2 million for the same period last year, and $1.7 million and $1.5 million of acquisition-related costs for the first quarters 2012 and 2011, respectively.

EBITDA was $58.3 million and $67.0 million for the first quarters 2012 and 2011, respectively, due to the same factors that impacted the segment’s operating profit. Depreciation, depletion and amortization expense was $25.9 million for the first quarter 2012 compared with $20.4 million for the same period last year.

Flexible Products & Services

Net sales were $114.8 million for the first quarter 2012 compared with $128.0 million for the first quarter 2011. The $13.2 million decline was attributable to lower sales volumes due to weak market conditions in Europe, which represents a majority of this segment’s sales.

Gross profit was $23.7 million for the first quarter 2012 versus $24.5 million a year ago. Gross profit margin increased to 20.6 percent for the first quarter 2012 from 19.1 percent for the first quarter 2011. The improvement in gross profit margin was attributable to sales mix and positive contributions from the implementation of the Greif Business System.

Operating profit was $2.3 million for the first quarter 2012 compared with $1.4 million for the first quarter 2011. The negative impact of lower volumes and higher restructuring charges was more than offset by lower acquisition-related costs. EBITDA was $6.5 million for the first quarter 2012 and $6.9 million for first quarter 2011. Depreciation, depletion and amortization expense was $3.9 million and $4.2 million for first quarters of 2012 and 2011, respectively.

Paper Packaging

Net sales increased 7 percent to $168.1 million for the first quarter 2012 compared with $156.8 million for the first quarter 2011 primarily driven by higher volumes.

Gross profit was $31.2 million for the first quarter 2012 compared with $28.3 million for the same period last year due to higher volumes coupled with lower old corrugated container costs (OCC) compared with first quarter 2011. Gross profit margin improved to 18.6 percent for the first quarter 2012 from 18.1 percent for the first quarter 2011

Operating profit was $20.2 million for the first quarter 2012 versus $18.1 million for the first quarter 2011. Higher volumes and lower OCC costs contributed to this increase compared with a year ago. EBITDA was $28.4 million for the first quarter 2012 compared with $25.9 million for the first quarter 2011 due to the same factors noted above. Depreciation, depletion and amortization expense was $7.9 million and $7.7 million for first quarters of 2012 and 2011, respectively.

Land Management

Net sales were $6.5 million for the first quarter 2012 compared with $5.1 million for the first quarter 2011. Recreation, mineral and consulting revenues represented 24 percent of net sales for the first quarter 2012.

Operating profit was $3.0 million and $3.1 million for the first quarters 2012 and 2011, respectively. Special use property disposals were $0.4 million versus $1.6 million for the same period last year.

EBITDA was $4.0 million and $3.9 million for the first quarters of 2012 and 2011, respectively. Depreciation, depletion and amortization expense was $1.0 million and $0.8 million for first quarters of 2012 and 2011, respectively.

Other Financial Information

Working capital was $475.1 million at Jan. 31, 2012, compared with $375.5 million at Oct. 31, 2011.

Cash flows provided by operating activities were $7.2 million for the first quarter 2012 compared with cash flows used by operating activities of $68.2 million for the same period last year.

There were no acquisitions in the first quarter 2012. The company made a $14.3 million deferred cash payment related to an acquisition completed in 2010.

Capital expenditures were $40.7 million, excluding timberland purchases of $2.6 million, for the first quarter 2012 compared with capital expenditures of $40.5 million, excluding timberland purchases of $0.4 million, for the first quarter 2011. The 2012 capital expenditures include carryover projects related to the company’s growth platforms, including ongoing construction of the fabric hub in Saudi Arabia.

Long-term debt was $1,388.0 million at Jan. 31, 2012 and $1,345.1 million at Oct. 31, 2011. This increase was primarily due to capital investments and higher working capital requirements.

On Feb. 27, 2012, the Board of Directors declared quarterly cash dividends of $0.42 per share of Class A Common Stock and $0.63 per share of Class B Common Stock. These dividends are payable on Apr. 1, 2012, to stockholders of record at close of business on Mar. 20, 2012.

Company Outlook

The company anticipates overall modest sequential quarter improvement despite continuation of challenging market conditions, especially in Europe, for its Rigid Industrial Packaging & Services and Flexible Products & Services businesses. These market conditions are expected to improve during the second half of fiscal 2012. The company reaffirms that EBITDA is anticipated to be between $500 million and $550 million for 2012.

Conference Call

The company will host a conference call to discuss the first quarter 2012 results on Mar. 1, 2012, at 10 a.m. Eastern Time (ET). To participate, domestic callers should call 877-485-3107 and ask for the Greif conference call. The number for international callers is +1 201-689-8427. Phone lines will open at 9:50 a.m. ET. The conference call will also be available through a live webcast, including slides, which can be accessed at www.greif.com in the Investor Center. A replay of the conference call will be available on the company’s website approximately one hour following the call.

About Greif

Greif is a world leader in industrial packaging products and services. The company produces steel, plastic, fibre, remanufactured and reconditioned rigid industrial containers as well as flexible containers, corrugated and multiwall containers and containerboard, and provides services such as blending, filling, packaging and recycling of industrial containers for a wide range of industries. Greif also manages timber properties in North America. The company is strategically positioned in more than 55 countries to serve global as well as regional customers. Additional information is on the company’s website at www.greif.com.

Forward-Looking Statements

All statements, other than statements of historical facts, included in this news release, including without limitation statements regarding the company’s future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue,” “on track” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this news release are based on information currently available to the company’s management. Although the company believes that the expectations reflected in forward-looking statements have a reasonable basis, the company can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to, the following: (i) the current and future challenging global economy may adversely affect our business; (ii) historically, the company’s business has been sensitive to changes in general economic or business conditions; (iii) our operations are subject to currency exchange and political risks that could adversely affect our results of operations; (iv) the continuing consolidation of the company’s customer base and suppliers may intensify pricing pressure; (v) the company operates in highly competitive industries; (vi) the company’s business is sensitive to changes in industry demands; (vii) raw material and energy price fluctuations and shortages may adversely impact the company’s manufacturing operations and costs; (viii) the company may encounter difficulties arising from acquisitions; (ix) the company may incur additional restructuring costs and there is no guarantee that its efforts to reduce costs will be successful; (x) tax legislation initiatives or challenges to the company’s tax positions may adversely impact its financial results or condition; (xi) several operations are conducted by joint ventures that the company cannot operate solely for its benefit; (xii) the company’s ability to attract, develop and retain talented employees, managers and executives is critical to its success; (xiii) the company’s business may be adversely impacted by work stoppages and other labor relations matters; (xiv) the company may be subject to losses that might not be covered in whole or in part by existing insurance reserves or insurance coverage; (xv) the company’s business depends on the uninterrupted operations of its facilities, systems and business functions, including its information technology and other business systems; (xvi) legislation/regulation related to climate change and environmental and health and safety matters and product liability claims could negatively impact the company’s operations and financial performance; (xvii) changing climate conditions may adversely affect the company’s operations and financial performance; (xviii) the company may incur fines or penalties, damage to reputation or other adverse consequences if its employees, agents or business partners violate, or are alleged to have violated, anti-bribery, competition or other laws; and (xix) the frequency and volume of the company’s timber and timberland sales will impact its financial performance. Changes in business results may impact the company’s book tax rates. The risks described above are not all inclusive, and given these and other possible risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. For a detailed discussion of the most significant risks and uncertainties that could cause the company’s actual results to differ materially from those projected, see “Risk Factors” in Part I, Item 1A of the company’s Form 10-K for the year ended Oct. 31, 2011 and the company’s other filings with the Securities and Exchange Commission. All forward-looking statements made in this news release are expressly qualified in their entirety by reference to such risk factors. Except to the limited extent required by applicable law, the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GREIF, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(Dollars and shares in millions, except per share amounts)

	September 30,	September 30,
	Three months ended
	January 31,
	2012	2011

Net sales	$992.7	$943.8
Cost of products sold	814.0	767.7

Gross profit	178.7	176.1

Selling, general and administrative expenses	112.6	106.5
Restructuring charges	8.9	3.0
(Gain) on disposal of properties, plants and equipment, net	(1.1)	(2.1)

Operating profit	58.3	68.7

Interest expense, net	23.7	16.8
Other (income), net	(0.2)	(1.9)

Income before income tax expense and equity earnings of unconsolidated affiliates, net of tax	34.8	53.8
Income tax expense	10.2	13.2
Equity earnings of unconsolidated affiliates, net of tax	—	0.5

Net income	24.6	41.1
Net (income) loss attributable to noncontrolling interests	(0.7)	0.3

Net income attributable to Greif, Inc.	$23.9	$41.4

Basic earnings per share attributable to Greif, Inc. common shareholders:
Class A Common Stock	$0.41	$0.71
Class B Common Stock	$0.61	$1.06

Diluted earnings per share attributable to Greif, Inc. common shareholders:
Class A Common Stock	$0.41	$0.71
Class B Common Stock	$0.61	$1.06

Shares used to calculate basic earnings per share:
Class A Common Stock	25.1	24.8
Class B Common Stock	22.1	22.4

Shares used to calculate diluted earnings per share:
Class A Common Stock	25.2	25.1
Class B Common Stock	22.1	22.4

GREIF, INC. AND SUBSIDIARY COMPANIES

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(Dollars in millions)

	September 30,	September 30,
	January 31, 2012	October 31, 2011

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$104.0	$127.4
Trade accounts receivable	546.8	568.6
Inventories	394.7	432.5
Current portion related party notes and advances receivable	14.8	1.7
Other current assets	175.6	175.1

	1,235.9	1,305.3

LONG-TERM ASSETS
Goodwill	964.6	1,004.9
Intangible assets	214.9	229.8
Related party note receivable	17.9	18.3
Assets held by special purpose entities	50.9	50.9
Other long-term assets	160.1	162.8

	1,408.4	1,466.7

PROPERTIES, PLANTS AND EQUIPMENT	1,421.3	1,435.3

	$4,065.6	$4,207.3

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$394.2	$487.8
Short-term borrowings	110.4	137.3
Current portion of long-term debt	15.6	12.5
Other current liabilities	240.6	292.2

	760.8	929.8

LONG-TERM LIABILITIES
Long-term debt	1,388.0	1,345.1
Liabilities held by special purpose entities	43.3	43.3
Other long-term liabilities	481.6	496.9

	1,912.9	1,885.3

SHAREHOLDERS’ EQUITY	1,391.9	1,392.2

	$4,065.6	$4,207.3

GREIF, INC. AND SUBSIDIARY COMPANIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

(Dollars in millions)

	September 30,	September 30,
	Three months ended January 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$24.6	$41.1
Depreciation, depletion and amortization	38.7	33.1
Other non-cash adjustments to net income	(5.5)	(2.9)
Increase (decrease) in cash from changes in certain assets and liabilities and other	(50.6)	(139.5)

Cash flows provided by (used in) operating activities	7.2	(68.2)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for deferred purchase price	(14.3)	—
Purchases of properties, plants and equipment	(43.3)	(40.9)
Issuance of Notes Receivables to related parties	(12.6)	(0.6)
Other	1.3	2.7

Cash flows used in investing activities	(68.9)	(38.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds (payments) on debt	64.4	141.0
Dividends paid	(24.3)	(24.3)
Other	0.2	0.2

Cash flows provided by financing activities	40.3	116.9

EFFECTS OF EXCHANGE RATES ON CASH	(2.0)	0.8

Net increase (decrease) in cash and cash equivalents	(23.4)	10.7
Cash and cash equivalents at beginning of the period	127.4	107.0

Cash and cash equivalents at end of the period	$104.0	$117.7

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION

CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(Dollars in millions, except per share amounts)

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Three months ended January 31, 2012			Three months ended January 31, 2011
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B

Operating profit	$58.3			$68.7
Restructuring charges	8.9			3.0
Acquisition-related costs	2.2			8.5

Operating profit before special items	$69.4			$80.2

Net income attributable to Greif, Inc.	$23.9	$0.41	$0.61	$41.4	$0.71	$1.06
Restructuring charges, net of tax	6.3	0.11	0.16	2.3	0.04	0.05
Acquisition-related costs, net of tax	1.6	0.03	0.04	6.4	0.11	0.17

Net income attributable to Greif, Inc. before special items	$31.8	$0.55	$0.81	$50.1	$0.86	$1.28

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION

SEGMENT OPERATING PROFIT AND OTHER DATA

UNAUDITED

(Dollars in millions)

	September 30,	September 30,
	Three months ended
	January 31,
	2012	2011

Net sales:
Rigid Industrial Packaging & Services	$703.3	$653.9
Flexible Products & Services	114.8	128.0
Paper Packaging	168.1	156.8
Land Management	6.5	5.1

Total net sales	$992.7	$943.8

Operating profit:
Rigid Industrial Packaging & Services	$32.8	$46.1
Flexible Products & Services	2.3	1.4
Paper Packaging	20.2	18.1
Land Management	3.0	3.1

Total operating profit	58.3	68.7

Restructuring charges:
Rigid Industrial Packaging & Services	7.3	2.2
Flexible Products & Services	1.6	0.1
Paper Packaging	—	0.7

Total restructuring charges	8.9	3.0

Acquisition-related costs:
Rigid Industrial Packaging & Services	1.7	1.5
Flexible Products & Services	0.5	7.0

Total acquisition-related costs	2.2	8.5

Operating profit before special items:
Rigid Industrial Packaging & Services	41.8	49.8
Flexible Products & Services	4.4	8.5
Paper Packaging	20.2	18.8
Land Management	3.0	3.1

Total operating profit before special items	$69.4	$80.2

GREIF, INC. AND SUBSIDIARY COMPANIES

WORKING CAPITAL

UNAUDITED

(Dollars in millions)

	September 30,	September 30,
	January 31, 2012	October 31, 2011

Current assets	$1,235.9	$1,305.3
Less: current liabilities	760.8	929.8

Working capital	475.1	375.5
Less: cash and cash equivalents	104.0	127.4

Net working capital	$371.1	$248.1

Long-term debt	$1,388.0	$1,345.1
Plus: current portion of long-term debt	15.6	12.5
Plus: short-term borrowings	110.4	137.3
Less: cash and cash equivalents	104.0	127.4

Net debt	$1,410.0	$1,367.5

GREIF, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED EBITDA4

UNAUDITED

(Dollars in millions)

	September 30,	September 30,
	Three months ended January 31,
	2012	2011

Net income	$24.6	$41.1
Plus: interest expense, net	23.7	16.8
Plus: income tax expense	10.2	13.2
Plus: depreciation, depletion and amortization expense	38.7	33.1
Less: equity earnings of unconsolidated affiliates, net of tax	—	0.5

EBITDA	97.2	103.7

Restructuring charges	8.9	3.0
Acquisition-related costs	2.2	8.5

EBITDA before special items	$108.3	$115.2

Net income	$24.6	$41.1
Plus: interest expense, net	23.7	16.8
Plus: income tax expense	10.2	13.2
Plus: other (income), net	(0.2)	(1.9)
Less: equity earnings of unconsolidated affiliates, net of tax	—	0.5

Operating profit	58.3	68.7
Less: other (income), net	(0.2)	(1.9)
Plus: depreciation, depletion and amortization expense	38.7	33.1

EBITDA	97.2	103.7
Restructuring charges	8.9	3.0
Acquisition-related costs	2.2	8.5

EBITDA before special items	$108.3	$115.2

[4]

EBITDA is defined as net income, plus interest expense, net, plus income tax expense, less equity of unconsolidated affiliates, net of tax, plus depreciation, depletion and amortization. However, because the company does not calculate net income by segment, this table calculates EBITDA by segment with reference to operating profit by segment, which as demonstrated in the preceding table is another method to achieve the same result.

GREIF, INC. AND SUBSIDIARY COMPANIES

SEGMENT EBITDA5

UNAUDITED

(Dollars in millions)

	September 30,	September 30,
	Three months ended January 31,
	2012	2011
Rigid Industrial Packaging & Services
Operating profit	$32.8	$46.1
Less: other expense (income), net	0.4	(0.5)
Plus: depreciation and amortization expense	25.9	20.4

EBITDA	58.3	67.0
Restructuring charges	7.3	2.2
Acquisition-related costs	1.7	1.5

EBITDA before special items	$67.3	$70.7

Flexible Products & Services
Operating profit	$2.3	$1.4
Less: other expense (income), net	(0.3)	(1.3)
Plus: depreciation and amortization expense	3.9	4.2

EBITDA	6.5	6.9
Restructuring charges	1.6	0.1
Acquisition-related costs	0.5	7.0

EBITDA before special items	$8.6	$14.0

Paper Packaging
Operating profit	$20.2	$18.1
Less: other expense (income), net	(0.3)	(0.1)
Plus: depreciation and amortization expense	7.9	7.7

EBITDA	28.4	25.9
Restructuring charges	—	0.7

EBITDA before special items	$28.4	$26.6

Land Management
Operating profit	$3.0	$3.1
Plus: depreciation, depletion and amortization expense	1.0	0.8

EBITDA and EBITDA before special items	$4.0	$3.9

Consolidated EBITDA	$97.2	$103.7

Consolidated EBITDA before special items	$108.3	$115.2

[5]

EBITDA is defined as net income, plus interest expense, net, plus income tax expense, less equity of unconsolidated affiliates, net of tax, plus depreciation, depletion and amortization. However, because the company does not calculate net income by segment, this table calculates EBITDA by segment with reference to operating profit by segment, which as demonstrated in the preceding table is another method to achieve the same result.

GREIF, INC. AND SUBSIDIARY COMPANIES

GEOGRAPHIC DATA

UNAUDITED

(Dollars in millions)

	September 30,	September 30,
	Three months ended January 31,
	2012	2011

Net sales:
North America	$453.4	$439.8
Europe, Middle East and Africa	378.3	345.2
Asia Pacific and Latin America	161.0	158.8

Total net sales	$992.7	$943.8

Operating profit before special items:
North America	$41.4	$39.8
Europe, Middle East and Africa	21.3	30.8
Asia Pacific and Latin America	6.7	9.6

Total operating profit before special items	$69.4	$80.2